EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-196561 and 333-207887 on Form S-3ASR, and in Registration Statement Nos. 333-76140, 333-132738, 333-166298 and 333-203124 on Form S-8, and in Post-Effective Amendment No. 1 to Registration Statement No. 333-76140 on Form S-8 of our report dated June 22, 2016 relating to the financial statements and supplemental schedule of the Piedmont Natural Gas Company, Inc. 401(k) Plan (the Plan) which report appears in the Annual Report on Form 11-K of the Plan for the year ended December 31, 2015.

/s/ McConnell & Jones LLP

Houston, Texas

June 22, 2016